James Stafford

James Stafford
Chartered Accountants
Suite 350 - 1111 Melville Street
Vancouver, British Columbia
Canada V6E 3V6
Telephone +1 604 669 0711
Facsimile +1 604 669 0754

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation of our report dated 26 October 2006, with respect to the balance sheets of Rose Explorations Inc. as of 30 September 2006 and 2005, and the related statements of operations, cash flows and the changes in stockholder’s deficiency from the date of inception on 5 December 2003 to 30 September 2006 and for each of the years in the three year period ended 30 September 2006 in the Form SB-2 of Rose Explorations Inc.

/s/ James Stafford
Vancouver, Canada                                        Chartered Accountants

8 January 2007